Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ADDS ANOTHER $50 MILLION IN ASSETS
WITH APARTMENT ACQUISITIONS IN TEXAS AND INDIANA

IRVINE, Calif., July 12, 2013 - Steadfast Income REIT, Inc. announced today that it recently acquired three apartment communities in separate transactions for an aggregate purchase price of approximately $50 million. Waterford on the Meadow and Arbors of Carrollton, both in the Dallas/Fort Worth Metroplex, and Lodge at Trails Edge in Indianapolis are now among the REIT's 41 apartment communities in 10 Midwestern and Southern states.
“We are pleased to be making strategic, well-positioned acquisitions that should continue to perform well in some of the strongest economic centers in the nation,” said Kyle Winning, chief investment officer of Steadfast Companies. “We continue to focus on increasing our concentration in identified target markets throughout the middle of the country.”
Lodge at Trails Edge is a 268-unit apartment community that was purchased for $18.4 million. The 97% occupied property was built in 1981 and consists of 13, two-story residential buildings that offer a mix of one- and two-bedroom apartments with average in-place rents of approximately $700.
The amenity package at the Lodge provides many of the apartment homes with brushed nickel fixtures, views of the lake, fireplaces, faux wood flooring, breakfast bar and kitchen pantry. The community's residents enjoy several amenities including a pool, business center with library, volleyball court, fitness center, outdoor grilling stations and lighted tennis courts.

The Lodge is located in one of the stronger submarkets within the Indianapolis area, boasting better than average occupancy, rents and rent growth. Known as the “Crossroads of America”, Indianapolis is within a day's drive of more than 65 percent of the country's population. Companies, including five Fortune 500 firms, are drawn to the market because of the skilled workforce, transportation infrastructure, progressive business incentives and high quality of life.
This is the second Indiana property for Steadfast; they also acquired Sycamore Terrace in Terre Haute in 2012. Steadfast also made its ninth and tenth Texas acquisitions with the purchase of Waterford on the Meadow and Arbors of Carrollton.
Waterford on the Meadow is a 350-unit property located northeast of Dallas in the city of Plano. Steadfast purchased the property for $23.1 million. The property was built in two phases in 1984 and 1985, and offers a mix of one- and two-bedroom apartments that are 96% occupied and have average in-place rents of $783.
Approximately 20% of the apartment homes have been renovated to include upgraded appliances and large-slat wood blinds on all windows. Steadfast plans to continue the interior upgrades when turning the units between residents. Additionally, all apartments feature private yards, kitchen pantries, 9-foot ceilings, large closets and private outside storage. Residents can also enjoy a swimming pool, sand volleyball court, clubhouse and barbeques and picnic areas.
Arbors at Carrollton is a 131-unit property located northwest of Dallas. Steadfast purchased the 95% occupied property for $8.8 million. The one- and two-bedroom apartments were built in 1984 and Steadfast intends to upgrade the kitchen appliances and add two-inch wood slat blinds on all the windows when turning the units between residents. The pet-friendly community also provides a swimming pool, clubhouse and barbeques for resident use.
Waterford and Arbors are the second and third properties Steadfast has purchased in the Dallas/Fort Worth Metroplex (DFW). DFW is considered one of the nation's most dynamic markets, and is consistently a top market for job and population growth. In May 2012, Forbes ranked DFW near the top of its “Best Big Cities for Jobs” list, and the area continues to outperform the national economy on job growth and employment.

With today's acquisition, the REIT has acquired over 9,250 apartment homes in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for approximately $820 million.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

###